EXHIBIT 4.1

JINKOSOLAR HOLDING CO., LTD. 2009 LONG TERM INCENTIVE PLAN

(AS AMENDED AND RESTATED AS OF JANUARY 25, 2010 AND

SEPTEMBER 28, 2011)

Section 1. Purpose

The purpose of the 2009 Long Term Incentive Plan, as amended (the “Plan”) of JinkoSolar Holding Co., Ltd., a Cayman Islands company (the “Company”) is to promote the interests of the Company by enabling it to attract, retain and motivate key employees, directors and consultants responsible for the success and growth of the Company and its subsidiaries by providing them with appropriate incentives and rewards and enabling them to participate in the growth of the Company. The Plan provides for the grant of Options, Restricted Shares, Restricted Share Units, Share Appreciation Rights and Other Share-Based Awards. Options granted under the Plan may include Nonqualified Stock Options as well as Incentive Stock Options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

Certain capitalized terms used in this Plan are defined in Section 2.

Section 2. Definitions

(a) “American Depositary Shares” or “ADSs” means American Depositary Shares issued by a depositary bank and representing the Company’s Shares.

(b) “Applicable Laws” means (i) the laws of the Cayman Islands as they relate to the Company and its Shares; (ii) the legal requirements relating to the Plan and Awards under applicable provisions of the corporate, securities, tax and other laws, rules, regulations and government orders; and (iii) the rules of any applicable securities exchange, of any jurisdiction applicable to Awards granted to residents therein.

(c) “Award” means any Option, Share Appreciation Right, Restricted Share, Restricted Share Unit, or Other Share-Based Award granted under the Plan.

(d) “Award Agreement” means the written agreement or other written instrument between the Company and a Participant that evidences and sets forth the terms, conditions and restrictions pertaining to a Participant’s Award.

(e) “Board” means the Board of Directors of the Company.

(f) “Cause” means, with respect to the termination by the Company of a Participant’s Service, that such termination is for “cause” as such term is expressly defined in the relevant written agreement between the Participant and the Company, or in the absence of any such written agreement or definition, means (i) misconduct by the Participant in the performance of the Participant’s duties and obligations to the Company or its Subsidiaries; (ii) dishonesty, fraud, breach of duty of loyalty, insubordination, violation of Company policies, gross negligence, gross incompetence, any intentional act contrary to the interests of the Company, embezzlement or misappropriation by the Participant relating to the Company or any of its affiliates or any of their funds, properties or assets or failure to follow any lawful directive of the Board; (iii) the neglect or failure by the Participant, after written notice and thirty (30) days to cure (or such shorter period of cure as the Board reasonably determines is necessary to avoid an adverse effect on the business of the Company), to perform the duties assigned to him or her or; (iv) any material breach of any employment agreement, noncompetition agreement or other agreement with the Company and/or its affiliates; (v) the conviction by Participant or plea of nolo contendere (or similar plea) to any facts constituting a felony or a misdemeanor involving moral turpitude; or (vi) acting in a manner or making any statements which the Board reasonably determines to have an adverse effect on the reputation, operations, prospects or business relations of the Company or its affiliates. Determination of Cause will be made by the Board in its sole discretion.

(g) “Change in Control” means a change in ownership or control of the Company after the date of the effectiveness of the Company’s first registration statement on Form F-1 filed with the US Securities and Exchange Commission, effected by means of:

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(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”), within any period of 12 consecutive months, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) below; or

(ii) Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease, within any period of 12 consecutive months, for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii) Consummation of a reorganization, merger or consolidation of the Company(a “Business Combination”) or a sale or other disposition of all or substantially all of the assets of the Company having a total gross fair market value equal to or more than 50% of the Outstanding Company Common Stock or Outstanding Company Voting Securities other than to a “related party,” as such term is defined in the regulations issued under Section 409A of the Code, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Voting Securities; (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination; and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing and anything to the contrary in the Plan, for the purposes of this Plan and with respect to any and all clauses of this Section of the Plan, (i) an IPO or any transactions or events constituting part of an IPO shall not be deemed to constitute or in any way effect a Change in Control and (ii) if it is determined that an Award hereunder is subject to the requirements of Section 409A of the Code, the Company will not be deemed to have undergone a Change in Control unless the Company is deemed to have undergone a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company (as such terms are defined in Section 409A of the Code and the regulations thereunder) for purposes of the payment of any amounts pursuant to Section 12(b) or any other provision of the Plan.

(h) “Committee” means a committee of the Board, having the composition, powers and duties as described in Section 3(a).

(i) “Consultant” means any person (other than an Employee or a Director, solely with respect to rendering Services in such person’s capacity as a Director) who (i) is engaged by any Relevant Group Company to render consulting or advisory services to the Company or such Relevant Group Company or (ii) the Board determines has performed bona fide services to, or has made contributions to the business or other development of, the Company or other Relevant Group Company.

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(j) “Covered Employee” means a “covered employee,” as defined in Code Section 162(m) and Treasury Regulation Section 1.162-27(c) (or its successor), during any period that the Company is a Publicly Held Corporation.

(k) “Director” means a non-employee member of the Board.

(l) “Effective Date” means the date on which this Plan is approved by the shareholders of the Company.

(m) “Employee” means any person, including an officer or Director of the Company, any Parent or Subsidiary of the Company, who is in the employ of a Relevant Group Company, subject to the control and direction of the Relevant Group Company as to both the work to be performed and the manner and method of performance. The payment of a Director’s fee by a Relevant Group Company shall not be sufficient to constitute “employment” for this purpose.

(n) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

(o) “Exercise Price” means the amount for which one Share may be purchased when an Option is exercised, as specified by the Board in the applicable Award Agreement.

(p) “Fair Market Value,” as of a particular date, means:

(i)	if the Shares are then listed or admitted to trading on Nasdaq or New York Stock Exchange (“NYSE”) or another established securities exchange, the closing price of a Share on Nasdaq, the NYSE or other established securities exchange, for the date of determination, or if no sale occurred on such date, the first trading date immediately prior to such date, the first trading date immediately prior to such date during which a sale occurred; or

(ii)	if the Shares are not traded on an exchange but are quoted on an established market or other quotation system, the last sales price on such date, or if no sales occurred on such date, then on the date immediately prior to such date on which sales prices are reported;

(iii)	if the Shares are not then listed or admitted to trading on Nasdaq or the NYSE, such value as the Board, acting in good faith and in compliance with Code Section 409A, determines, with reference to (i) the placing price of the latest private placement of the Shares, the development of the Company’s business operations and general economic and market conditions since such latest private placement, (ii) any independent valuation of the Company’s equity or (iii) such other methodologies or information as the Committee determines to be indicative of Fair Market Value.

(q) “IPO” means a firm underwritten public offering of Shares (or ADSs representing the Shares) with a listing on Nasdaq, NYSE or other internationally recognized securities exchange duly approved by the shareholders of the Company.

(r) “Incentive Stock Option” or “ISO” means an option intended to qualify as an incentive stock option within the meaning of Code Section 422. ISOs under the Plan may only be granted to Participants who are U.S. taxpayers.

(s) “Nasdaq” means any of Nasdaq Capital Market, Nasdaq Global Market or Nasdaq Global Select Market, and “listed or admitted to trading on Nasdaq” shall have correlative meaning.

(t) “Nonqualified Stock Option” or “NQSO” means an option granted pursuant to the Plan that is not an ISO.

(u) “Option” means an ISO or NQSO granted under the Plan that entitles the holder to purchase Shares.

(v) “Other Share-Based Awards” are Awards (other than Options, Share Appreciation Rights, Restricted Shares or Restricted Share Units) granted pursuant to Section 10 hereof that are denominated in, valued in whole or in part by reference to, or otherwise based on or related to, Shares.

(w) “Parent” means any corporation, whether now or hereafter existing (other than the Company), in an unbroken chain of corporations ending with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing more than 50% of the total combined voting power of all classes of shares in one of the other corporations in such chain.

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(x) “Participant” means a person who, as a Director, Employee or Consultant, has been granted an Award by the Board or the Committee under the Plan.

(y) “Performance Objective” means one or more objective, measurable performance factors as determined by the Board with respect to each Performance Period based upon one or more of the factors set forth in Section 13(b) of the Plan.

(z) “Performance Period” means a period for which Performance Objectives are set and during which performance is to be measured to determine whether a Participant is entitled to payment of an Award under the Plan. A Performance Period may coincide with one or more complete or partial calendar or fiscal years of the Company. Unless otherwise designated by the Board, the Performance Period will be based on the calendar year.

(aa) “Publicly Held Corporation” means a corporation issuing any class of common equity securities required to be registered under Section 12 of the Exchange Act.

(bb) “Related Entity” means any business, corporation, partnership, limited liability company or other entity in which the Company, a Parent or Subsidiary of the Company holds a substantial ownership interest, directly or indirectly, but which is not a Subsidiary and which in each case the Board designates as a Related Entity for purposes of the Plan.

(cc) “Relevant Group Company” means the Company, any Parent or Subsidiary of the Company and any Related Entity to which a Participant provides Services.

(dd) “Restricted Shares” means Shares granted to a Participant under Section 8 hereof which are subject to certain restrictions (which may include, but are not limited to, continuous Service, achievement of specific business objectives, increases in specified indices, attaining growth rates, and other comparable measurements of the Company or its Subsidiaries’ performance) and to a risk of forfeiture or repurchase by the Company.

(ee) “Restricted Share Unit” or “RSU” means a bookkeeping entry representing an unfunded right to receive (if conditions are met) an amount equal to the Fair Market Value of one Share, granted pursuant to Section 9 hereof.

(ff) “Service” means service as an Director, Employee or Consultant.

(gg) “Share” means one ordinary share of the Company, and such other securities of the Company as may be substituted for Shares pursuant to Section 12 hereof.

(hh) “Share Appreciation Right” or “SAR” means an Award granted to a Participant, as described in Section 7 hereof.

(ii) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns shares possessing 50% or more of the total combined voting power of all classes of shares in one of the other corporations in the chain. A corporation that becomes a Subsidiary on a date after the adoption of the Plan will be considered a Subsidiary commencing as of that date.

Section 3. Administration

(a) Committees of the Board. The Plan may be administered by one or more Committees. A Committee will consist of three or more members of the Board, and will have the authority and be responsible for those functions assigned to it by the Board. If no Committee is appointed, the entire Board will administer the Plan. Any reference to the Board in the Plan will be construed as a reference to the Committee, if any, to which the Board assigns a particular function in connection with the Plan. If the Company is a Publicly Held Corporation, the Plan shall be administered by a Committee appointed by the Board consisting of not less than three directors who fulfill the “nonemployee director” requirements of Rule 16b-3 under the Exchange Act, the independence requirements of the principal exchange or quotation system on which the Shares are listed or quoted, and the “outside director” requirements of Code Section 162(m). Nothing in this Section 3(a) shall affect the Company’s ability to take advantage of any available exemptions from the provisions of Section 16 of the Exchange Act and the independence requirements of the principal securities exchange on which the Shares are listed, for so long as the Company is a “foreign private issuer” as defined in Rule 3b-4 under the Exchange Act.

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(b) Compliance with Code Section 162(m). The Board may, but is not required to, grant Awards that are intended to qualify as performance-based compensation exempt from the deductibility limitations of Code Section 162(m) (“Qualified Performance Awards”). Any such grants shall be made and certified only by a Committee (or a subcommittee thereof) consisting solely of two or more “outside directors” (as such term is defined under Code Section 162(m)).

(c) Powers of the Board. Subject to the provisions of the Plan, the Board has the discretionary authority and power to:

(i) Determine and designate those individuals selected to receive Awards;

(ii) Determine the terms of Awards, including the exercise price, time at which each Award will be granted and the number of Shares subject to each Award;

(iii) Establish the terms and conditions upon which Awards may be exercised, vested or paid (including any requirements that the Participant or the Company satisfy performance criteria or Performance Objectives);

(iv) Prescribe, amend, or rescind any rules and regulations necessary or appropriate for the administration of the Plan;

(v) Grant Awards in substitution for options or other equity interests held by individuals who become Employees of the Company or one of its Subsidiaries as a result of the Company’s acquiring or merging with the individual’s employer. If necessary to conform the Awards to the interests for which they are substitutes, the Board or a Committee may grant substitute Awards under terms and conditions that vary from those the Plan otherwise requires. Notwithstanding anything in the foregoing to the contrary, any Award to any participant who is a U.S. taxpayer will be adjusted appropriately to comply with Code Section 409A or 424, if applicable;

(vi) Correct any defect, supply any deficiency, and reconcile any inconsistency in the Plan or in any related Award or agreement; and

(vii) Make other determinations and take such other action in connection with the administration of the Plan as it deems necessary or advisable.

(d) Delegation of Duties. The Board may delegate to designated officers of the Company any of its duties and authority under the Plan pursuant to such conditions or limitations as the Board may establish from time to time including, without limitation, the authority to recommend individuals for the grant of Awards and the form and terms of their Awards; provided, however, the Board may not delegate to any person the authority (i) to grant Awards or (ii) if the Company is a Publicly Held Corporation, to take any action which would contravene the requirements of Rule 16b-3 under the Exchange Act or the Sarbanes-Oxley Act of 2002.

(e) Interpretation of Plan. The Board has the discretionary authority and power to interpret and construe the Plan and all related Awards and agreements, to resolve any ambiguities and determine the amount of benefits payable to a person under the Plan. All decisions, interpretations and determinations of the Board with respect to the Plan will be final and binding on all Participants and all persons deriving their rights from Participants.

(f) Indemnification. Each member of the Board is indemnified and held harmless by the Company against any cost or expense (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the Plan to the extent permitted by applicable law. This indemnification is in addition to any rights of indemnification a member may have as a Director or otherwise under the Articles of Association of the Company or a Subsidiary, any agreement, any vote of shareholders or disinterested directors, or otherwise.

Section 4. Eligibility

(a) General Rule. Persons eligible to participate in this Plan include all Employees, Directors and Consultants of the Company or any Relevant Group Company, as determined by the Board. Any Awards, other than ISOs, may be granted to Employees, Consultants and Directors. ISOs may be granted only to Employees of the Company, its Parent or any Subsidiary.

(b) Ten-Percent Shareholders. An individual who owns more than 10% of the total combined voting power of all classes of outstanding shares of the Company or any of its Subsidiaries (as determined in accordance with Code Section 424(d)) will not be eligible for the grant of an ISO unless (i) the Exercise Price is at least 110% of the Fair Market Value of a Share on the date of grant and (ii) the Option by its terms is not exercisable after the expiration of 5 years from the date of grant.

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(c) Variation by Jurisdiction. In order to assure the viability of Awards granted to Participants employed in various jurisdictions, the Board may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy or custom applicable in the jurisdiction in which the Participant resides or is employed. Moreover, the Board may approve such supplements to, or amendments, restatements, or alternative versions of, the Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of the Plan as in effect for any other purpose; provided, however, that no such supplements, amendments, restatements or alternative versions shall increase the limitation on the number of Shares subject to grant set out in Section 5(a), and provided further that the granting of Awards under the Plan shall in all cases comply with Applicable Laws.

Section 5. Shares Subject To Plan

(a) Number of Shares. The aggregate number of Shares that may be issued under the Plan or covered by Awards including upon the exercise of ISOs, is 9,325,122 Shares, subject to adjustment pursuant to Section 12. Shares available for grant of Awards under the Plan may be authorized but unissued Shares or treasury Shares. The number of Shares that are subject to Awards outstanding at any time under the Plan shall not exceed the number of Shares that then remain available for grant under the Plan.

(b) Shares Subject to Reoption. In the event that any Award granted under the Plan expires, is terminated unexercised, or is forfeited or settled or in a manner that results in fewer Shares being issued than were initially awarded, the Shares subject to the Award, to the extent of such expiration, termination, forfeiture or reduction shall again become available for grant of subsequent Awards under the Plan. If payment for the exercise of an Award is made by transfer to the Company of Shares owned by the Participant or Shares withheld by the Company upon exercise, the Shares transferred to the Company or withheld by the Company will be added to the Company’s treasury or canceled and become authorized and unissued shares. Unissued Shares in respect of an outstanding Award that is settled in cash shall not be available for purposes of the Plan. Shares that are issued under the Plan and subsequently acquired by the Company shall be available for grant of subsequent Awards. To the extent permitted by Applicable Laws, Shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired by the Company or any Parent or Subsidiary of the Company shall not be counted against the Shares available for grant pursuant to the Plan.

(c) Shares Issued. Any Shares issued or distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares, treasury Shares (subject to Applicable Laws) or Shares purchased on the open market. In the discretion of the Board, American Depositary Shares representing the number of Shares to be issued or distributed pursuant to an Award (subject to adjustment based on the applicable ratio of ADSs to Shares) may be distributed in lieu of Shares in settlement of any Award.

(d) Code Section 162(m) Limitations on Awards. During any period that the Company is a Publicly Held Corporation, unless the Board determines that a particular Award granted to a Covered Employee is not intended to be a Qualified Performance Award, the following rules shall apply to grants of Awards to Covered Employees:

(i) Subject to the provisions of Section 12(a), relating to capitalization adjustments, the maximum aggregate number of Shares that may be granted (in the case of Options and SARs) or that may vest (in the case of Restricted Shares, Restricted Share Units or Other Share-Based Awards), as applicable, in any calendar year pursuant to any Award held by any individual Covered Employee shall be 10,000 Shares, subject to the annual review and adjustment by the Board.

(ii) The maximum aggregate cash payout (with respect to any Awards paid out in cash) in any calendar year which may be made to any Covered Employee shall be US $1,000,000.

(iii) To the extent required by Code Section 162(m), in applying the foregoing limitation with respect to a Covered Employee, if any Award intended to comply with Section 162(m) is canceled, the cancelled Award shall continue to count against the maximum number of Shares with respect to which an Award may be granted to a Covered Employee.

Section 6. Terms And Conditions Of Option

(a) Written Agreement. Each grant of an Option under the Plan will be evidenced by an Award Agreement between the Participant and the Company, setting forth the terms, conditions and limitations for each Option which may include the provisions applicable in the event the Participant’s Service terminates, and the Company’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind an Option, in each case as the Board deems appropriate and consistent with this Plan. The provisions of Award Agreements entered into under the Plan need not be identical.

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(b) Number of Shares. Each Award Agreement will specify the number of Shares that are subject to the Award or the formula for determining the number of Shares that are subject to the Award, and will further provide for the adjustment in accordance with Section 12. The Award Agreement also will specify whether an Option is an ISO or NQSO. However, if any portion of an Option does not meet the requirements to qualify as an ISO, that portion will be an NQSO.

(c) Exercise Price. Each Award Agreement pertaining to an Option will specify the Exercise Price as determined by the Board. The Exercise Price of Options awarded to United States taxpayers shall not be less than 100% of the Fair Market Value of a Share on the date of grant, and, in the case of ISOs, any higher percentage required by Section 4(b), except where a lower Exercise Price is required to comply with Code Section 409A or 424 in the event of an Option substitution, as contemplated by Section 3(c)(v), or except as provided under Section 12(a) relating to capitalization adjustments.

(d) Term. The Award Agreement will specify the term of the Option. The Board in its sole discretion may determine when an Option is to expire, except that the term may not exceed ten (10) years from the date of grant or five (5) years from the date of grant for an ISO granted to 10% or greater shareholder as required by Section 4(b).

(e) Vesting. Each Award Agreement will specify when all or any portion of the Option becomes exercisable. The vesting provisions of any Award Agreement will be determined by the Board in its sole discretion, and may provide that Options shall vest over a period of four years from the date of grant in the proportion of 25% of such Options per year, and may be exercised once per year, or such other provisions as the Board in its discretion may direct.

(f) No Rights as a Shareholder. Unless otherwise specified in an Award Agreement, a Participant, or a transferee of a Participant, has no rights as a shareholder with respect to any Shares covered by such Option prior to the date of issuance to the Participant or transferee of a certificate or certificates for the Shares.

(g) $100,000 Annual Limitation on ISO. To the extent that the aggregate Fair Market Value (determined with respect to each ISO as of the time the ISO is granted) of the Shares with respect to which ISOs are exercisable for the first time by a Participant during any calendar year (under all plans of the Company and its Subsidiaries) exceeds US $100,000, the Option or portions of the Option that exceed such limit will be treated as NQSOs (in the reverse order in which they were granted, so that the last ISO will be the first to be treated as NQSO).

(h) Method of Exercise and Payment. Options shall be exercised by the delivery of a signed written notice of exercise to the Company which must be received as of a date set by the Company in advance of the effective date of the proposed exercise. The notice shall set forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares. The Exercise Price upon exercise of any Option shall be payable to the Company in full in the following manner:

(i) in cash or cash equivalents when the Shares are purchased;

(ii) subject to prior approval by the Board in its discretion, by surrendering Shares that are already owned by the Participant. Such Shares will be surrendered to the Company in good form for transfer and will be valued at their Fair Market Value on the date when the Option is exercised. Unless the Board otherwise determines, the Participant will not surrender Shares in payment of the Exercise Price if that action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to the Option for financial reporting purposes;

(iii) subject to prior approval by the Board in its discretion, with a full recourse promissory note. Shares issuable pursuant to the Option will be pledged as a security for payment of the principal amount of the promissory note and interest on it. The interest rate payable under the terms of the promissory note will not be less than the minimum rate (if any) required to avoid the imputation of additional interest under the Code. Subject to the foregoing, the Board (at its sole discretion) will specify the term, interest rate, amortization requirements (if any) and other provisions of any note;

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(iv) subject to prior approval by the Board in its discretion, and if the Shares or ADSs are is publicly traded, by the delivery (on a form prescribed by the Company) of an irrevocable direction to a securities broker approved by the Company to sell the Shares and to deliver all or part of the sales proceeds to the Company in payment of all or part of the Exercise Price and any withholding taxes;

(v) subject to prior approval by the Board in its discretion, and if the Shares or ADSs are publicly traded, by the delivery (on a form prescribed by the Company) of an irrevocable direction to pledge the Shares to a securities broker or lender approved by the Company, as security for a loan, and to deliver all or part of the loan proceeds to the Company in payment of all or part of the Exercise Price and any withholding taxes; or

(vi) subject to prior approval by the Board in its discretion, any combination of the above methods of payment.

Notwithstanding anything to the contrary in this Section 6, if the Company is a Publicly Held Corporation, any payment by a promissory note or a broker-assisted exercise may be made only if and to the extent that the Company determines that it is permissible under section 402 of the Sarbanes-Oxley Act of 2002 as amended from time to time.

Section 7. Share Appreciation Rights

(a) Written SAR Agreement. Each SAR will be evidenced by an Award Agreement that will specify the grant price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Board, in its sole discretion, may determine.

(b) Terms of SAR Awards. Subject to the terms of the Plan and any applicable Award Agreement, a SAR granted under the Plan shall confer on the holder thereof a right to receive, upon exercise thereof, the excess of (i) the Fair Market Value of one Share on the date of exercise over (ii) the sum of (A) the grant price of the SAR as specified by the Board in the Award Agreement, which shall not be less than 100% of the Fair Market Value of one Share on the date of grant of the SAR and (B) unless the holder elects to pay such tax in cash, any amount of tax that must be withheld in connection with such exercise. Subject to the terms of the Plan, the grant price, term, methods of exercise, methods of settlement (including whether the Participant will be paid in cash, Shares or any combination thereof), and any other terms and conditions of any SARs shall be determined by the Board. The Board may impose such conditions or restrictions on the exercise of any SARs as it may deem appropriate.

Section 8. Restricted Shares

(a) Written Restricted Share Agreement. The terms and conditions of each grant of Restricted Shares shall be evidenced by an Award Agreement that will specify the terms and conditions of such Award as the Board, in its sole discretion, may determine.

(b) Vesting, Payment and Other Terms. Awards of Restricted Shares may be subject to restrictions and vesting conditions, including time-based vesting conditions and/or the attainment of performance-based vesting conditions or Performance Objectives, as determined by the Board and, with regard to Performance Objectives, determined and certified by the Board (in the manner prescribed by Code Section 162(m)). To the extent consistent with the Company’s Articles of Association at the Board’s election, Restricted Shares may be (i) held in book entry form subject to the Company’s instructions until any restrictions relating to the Restricted Shares lapse; or (ii) evidenced by a certificate, which certificate shall be held in such form and manner as determined by the Board. If certificates representing Restricted Shares are registered in the name of the Participant, certificates must bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Shares, and the Company may, at its discretion, retain physical possession of the certificates until such time as all applicable restrictions lapse. The Restricted Shares will become nonforfeitable at such times and in such manner as the Board determines; provided, however, that, except with respect to Restricted Share awards the Board designates as Qualified Performance Awards, the Board may, on such terms and conditions as it determines appropriate, accelerate the time at which restrictions or other conditions on such awards of Restricted Shares will lapse. Unless otherwise specified by the Board in the Award Agreement, the Restricted Shares that are subject to restrictions which are not satisfied shall be forfeited and all rights of the Participant to such Shares shall terminate.

(c) Rights as a Shareholder. Unless otherwise specified in the Award Agreement, each Award of Restricted Shares shall constitute an immediate transfer of the record and beneficial ownership of the Restricted Shares to the Participant in consideration of the performance of Services as a Director, Employee or Consultant, as applicable, entitling such Participant to all voting, dividends and other ownership rights in such Shares. As specified in the Award Agreement, an Award of Restricted Shares may limit the Participant’s dividend or voting rights during the period in which the Restricted Shares are subject to a “substantial risk of forfeiture” (within the meaning given to such term under Code Section 83) and restrictions on transfer. In the Award Agreement, the Board, in its discretion, may apply any other restrictions on the dividend rights that the Board deems appropriate.

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(d) Consideration for Restricted Shares. Restricted Shares shall be awarded for no additional consideration or such additional consideration as the Board may determine satisfies Cayman Islands corporate law requirements, which consideration may be less than, equal to or greater than the Fair Market Value of the shares of Restricted Shares on the grant date.

Section 9. Restricted Share Units

(a) Written RSU Agreement. The terms and conditions of each grant of RSUs shall be evidenced by an Award Agreement that will specify the terms and conditions of such Award, including the number of RSUs, the vesting criteria and such other provisions as the Board shall determine. RSUs shall be credited as a bookkeeping entry in the name of the Participant in an account maintained by the Company. No Shares are actually issued to the Participant in respect of RSUs on their date of grant.

(b) Vesting Criteria and Payment Terms. The Board shall set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of RSUs that will be paid out to the Participant. Unless otherwise provided in an Award Agreement, upon meeting the applicable vesting criteria, the Participant shall be entitled to receive a payout as specified in the RSU Award Agreement. At any time after the grant of RSUs, except with respect to RSU awards the Board designates as Qualified Performance Awards, the Board, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout. The Board, in its sole discretion, may pay RSUs in cash or in Shares (or in a combination thereof) that have an aggregate Fair Market Value equal to the value of the earned RSUs. Payments in settlement of RSUs shall be made not later than the March 15 following the year in which the vesting criteria are met to the extent that such Awards are intended to qualify for the “short-term deferral” exception under Code Section 409A.

(c) No Rights as a Shareholder. A Participant shall have no rights as a shareholder with respect to the Shares underlying RSUs granted hereunder.

(d) Dividend Equivalents. At the discretion of the Board, a Participant may be awarded the right to receive Dividend Equivalents, which may be paid currently or credited to an account for the Participant, and may be settled in cash and/or Shares, as determined by the Board in its sole discretion, subject in each case to such terms and conditions as the Board shall establish. Without limiting the generality of the preceding sentence, if RSUs and/or the Dividend Equivalents is designated as a Qualified Performance Award, the Board may apply any restrictions it deems appropriate to the payment of Dividend Equivalents awarded with respect to such RSUs, such that the RSUs and/or Dividend Equivalents maintain eligibility for the Code Section 162(m) performance-based exception.

(e) Forfeiture. On the date set forth in the Award Agreement, all unvested RSUs shall expire and be forfeited to the Company.

Section 10. Other Share-Based Awards

The Board may grant Other Share-Based Awards that are denominated in, valued in whole or in part by reference to, or otherwise based on or related to, Shares. The purchase, exercise, exchange or conversion of Other Share-Based Awards and all other terms and conditions applicable to such Awards will be determined by the Board in its sole discretion and set forth in an Award Agreement. Such Awards may be settled in Shares, cash or any combination thereof.

Section 11. Termination Of Service

(a) Termination of Service Before an IPO. If a Participant’s Service terminates for any reason prior to an IPO, any outstanding unexercised or unvested Award granted to the Participant will terminate and be forfeited for no consideration on the date of the Participant’s termination of Service.

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(b) Termination of Service After an IPO.

(i) Unless otherwise provided in the Award Agreement, upon termination of a Participant’s Service on or following an IPO for any reason other than for death, all unvested portions of any outstanding Awards shall be immediately forfeited without consideration, the vested portion of any outstanding RSUs or Other Share-Based Awards shall be settled upon termination and the Participant shall have a period of three (3) months (twelve (12) months in the case of termination of Service due to death), commencing with the date the Participant’s Service has terminated, to exercise the vested portion of any outstanding Options or SARs, subject to the term of the Option or SAR. The Participant may exercise all or part of his or her Options or SARs at any time before their expiration under this subsection, but only to the extent that the Options or SARs had become exercisable before the date the Participant’s Service terminated. Those Options or SARs that are not exercisable immediately before the date of termination of Service will expire on the date of termination of Service. If the Participant dies after the termination of his or her Service but before the expiration of the Participant’s Options or SARs, all or part of the Options or SARs may be exercised (prior to expiration) by the executors or administrators of the Participant’s estate or by any person who has acquired the Options or SARs directly from the Participant by beneficiary designation, bequest or inheritance, or in the case of NQSOs only, by other transfer, if permitted, but in any event only to the extent that the Options or SARs had become exercisable before the Participant’s Service terminated (or became exercisable as a result of the termination of Service).

(ii) Unless otherwise provided in the Award Agreement or in an employment or other compensation agreement between the Participant and the Company or any of its Subsidiaries, for purposes of this Subsection (b), the date of termination of Service occurs on the date the Participant is given notice of termination by the Company, the date in which the Participant gives notice of termination to the Company or the date of death.

(c) Leaves of Absence. Service will be deemed to continue while the Participant is on a bona fide leave of absence for less than six months, or if longer, if the Participant retains a right to reemployment with the Company under Applicable Law or the terms of any employment agreement (as determined by the Company).

Section 12. Adjustment Of Shares; Corporate Events

(a) Capitalization Adjustments. If the Shares of the Company are increased, decreased, changed into or exchanged for a different number or kind of shares or securities of the Company through a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar transaction, the Board shall make such appropriate and proportionate adjustments as it deems necessary or appropriate in one or more of (i) the number and class of shares subject to the Plan, (ii) the number of shares or class of shares covered by each outstanding Award and (iii) the Exercise Price or grant price under each outstanding Option or SAR.

(b) Corporate Transactions. In the event that the Company is subject to a Change in Control, the Board may provide for any of the following: (i) the cancellation of each outstanding Award after payment to the Participant of an amount, if any, in cash or cash equivalents equal to (x) the Fair Market Value of the Shares subject to the Award at the time of the merger, consolidation or other reorganization minus, in the case of an Option or SAR, (y) the Exercise Price and grant price of the Shares subject to the Option or SAR; (ii) the assumption or continuation by any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) of any or all Awards outstanding under the Plan or substitution of similar awards for Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the shareholders of the Company pursuant to the Change in Control), and any assignment by the Company to the successor of the Company (or the successor’s parent company, if any) of any reacquisition or repurchase rights held by the Company in respect of Shares issued pursuant to Awards, in connection with such Change in Control, provided that the terms of any assumptions, continuation or substitution shall be in accordance with the requirements of Code Section 409A or 424; (iii) the acceleration of exercisability or vesting of all or a portion of the Awards (in full or in part) to a date prior to the effective time of such Change in Control (contingent upon the effectiveness of the Corporate Transaction) as the Board shall determine, and (iv) termination of Awards if not exercised (if applicable) at or prior to the effective time of the Change in Control, and lapse of any reacquisition or repurchase rights held by the Company with respect to such Awards (contingent upon the effectiveness of the Corporate Transaction).

(c) Acceleration Upon a Change in Control. Notwithstanding Section 12(b) hereof, and except as may otherwise be provided in any applicable Award Agreement or other written agreement entered into between the Company and a Participant, if a Change in Control occurs and a Participant’s Awards are not converted, assumed, or replaced by a successor entity, then immediately prior to the Change in Control such Awards shall become fully exercisable and all forfeiture restrictions on such Awards shall lapse. Upon, or in anticipation of, a Change in control, the Board may cause any and all Awards outstanding hereunder to terminate at a specific time in the future, including, but not limited to, the date of such Change in Control, and shall give each Participant the right to exercise such Awards during a period of time as the Board, in its sole and absolute discretion, shall determine. In the event that the terms of any agreement between the Company or any Subsidiary or Related Entity and a Participant contains provisions that conflict with and are more restrictive than the provisions of this Section 12(c), this Section 12(c) shall prevail and control and the more restrictive terms of such agreement (and only such terms) shall be of no force or effect.

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(d) No Other Adjustment. Except as expressly provided in this Section 12, a Participant has no rights by reason of (i) any subdivision or consolidation of shares of any class, (ii) the payment of any dividend or (iii) any other increase or decrease in the number of shares of any class, or any other dilution event. Without limiting the generality of the foregoing, no adjustment will be made to the number of Shares subject to an Award or the Exercise Price or grant price of Shares subject to an Option or SAR in the event of any issuance by the Company of shares of any class, or securities convertible into shares of any class at any price the Board may determine. The grant of an Award under the Plan will not confer any rights on a Participant in relation to, nor affect the right or power of the Company to make any adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.

Section 13. Performance Awards

(a) Performance Rules. Subject to the terms of the Plan, the Board will have the authority to establish and administer performance-based grant and/or vesting conditions and Performance Objectives with respect to such Awards as it considers appropriate, which Performance Objectives must be satisfied, as the Board specifies, before the Participant receives or retains an Award or before the Award becomes nonforfeitable. Where such Awards are granted to Covered Employees within the meaning of Code Section 162(m), and the Company is a Publicly Held Corporation, the Board (as described in Section 3(b) of the Plan) may designate any Awards, at the time of grant as Qualified Performance Awards in which case the provisions of the Awards are intended to conform with all provisions of Code Section 162(m) to the extent necessary to allow the Company to claim a U.S. federal income tax deduction for the Awards as “qualified performance-based compensation.” However, the Board retains the discretion to grant Awards that do not so qualify and to determine the terms and conditions of such Awards including the Performance Objectives or other performance-based vesting conditions that shall apply to such Awards. Notwithstanding satisfaction of applicable Performance Objectives, to the extent specified on the date of grant of an Award, the number of Shares or other benefits received under an Award that are otherwise earned upon satisfaction of such Performance Objectives may be reduced by the Board (but not increased) on the basis of such further considerations that the Board in its sole discretion shall determine. No Qualified Performance Award shall be granted or vest, as applicable, unless and until the date that the Board has certified, in the manner prescribed by Code Section 162(m), the extent to which the Performance Objectives for the Performance Period have been attained and has made its decisions regarding the extent, if any, of a reduction of such Award.

(b) Performance Objective. Performance Objectives will be based on one or more of the following performance-based measures determined based on the Company and its Subsidiaries on a group-wide basis or on the basis of Subsidiary, business platform, or operating unit results: (i) earnings per share (on a fully diluted or other basis), (ii) pretax or after tax net income, (iii) operating income, (iv) gross revenue, (v) profit margin, (vi) stock price targets or stock price maintenance, (vi) working capital, (vii) free cash flow, (viii) cash flow, (ix) return on equity, (x) return on capital or return on invested capital, (xi) earnings before interest, taxes, depreciation, and amortization (EBITDA), (xii) strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market penetration, geographic business expansion goals, cost targets, or objective goals relating to acquisitions or divestitures, or (xiv) any combination of these measures. The Board shall determine whether such Performance Objectives are attained, and such determination will be final and conclusive. Each Performance Objective may be expressed in absolute and/or relative terms, may be based on or use comparisons with internal targets, the past performance of the Company (including the performance of one or more Subsidiaries, divisions, business platforms, and/or operating units) and/or the past or current performance of other companies. In the case of earnings-based measures, Performance Objectives may use comparisons relating to capital (including, but not limited to, the cost of capital), shareholders’ equity and/or shares outstanding, or to assets or net assets. If the Board determines that a change in the business, operations, corporate structure or capital structure of the Company or the manner in which the Company or a Subsidiary conducts its business, or other vents or circumstances render performance goals to be unsuitable, the Board may modify such Performance Objectives in whole or in part, as the Committee deems appropriate. If a Participant is promoted, demoted or transferred to a different business unit or function during a Performance Period, the Board may determine that the Performance Objectives or Performance Period are no longer appropriate and may (i) adjust, change or eliminate the Performance Objectives or the applicable Performance Period as it deems appropriate to make such objectives and period comparable to the initial objectives and period, or (ii) make a cash payment to the participant in amount determined by the Board. The foregoing two sentences shall not apply with respect to Qualified Performance Awards. In respect of Qualified Performance Awards, Performance Objectives shall be established no later than ninety (90) days after the beginning of any performance period applicable to such Awards, or at such other date as may be required or permitted for “performance-based compensation” under Code Section 162(m).

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Section 14. Conditions Upon Issuance Of Shares

(a) Securities Law Requirements. The Company shall be under no obligation to issue Shares under the Plan unless the issuance and delivery of the Shares comply with (or are exempt from) all applicable requirements of law, including (without limitation) the Securities Act of 1933, as amended, the rules and regulations promulgated under it, state and federal securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company’s securities then may be traded.

(b) Investment Representations. As a condition to the exercise of an Option, the Board may require the person exercising the Option to represent and warrant at the time of exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute the Shares if, in the opinion of counsel for the Company, such a representation is required.

(c) Inability to Obtain Authorization. The inability of the Company to obtain authorization from any regulatory body having jurisdiction, which authorization is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares under this Plan, will relieve the Company of any obligation to, or liability in respect of the failure to, issue or sell such Shares as to which the requisite authority has not been obtained.

(d) Lock-Up Period; Insider Information. By accepting any Award, the Participant shall be deemed to have agreed that, if so requested by the Company or any representative of the underwriters (the “Managing Underwriter”) in connection with any registration of the offering of any securities of the Corporation under the Securities Act of 1933 as amended (“Securities Act”) the Participant shall not sell or otherwise transfer any Shares or other securities of the Company during the 180-day period (or such other period as may be requested in writing by the Managing Underwriter and agreed to in writing by the Company) (the “Market Standoff Period”) following the effective date of a registration statement of the Company filed under the Securities Act. Such restriction shall apply only to the first registration statement of the Corporation to become effective under the Securities Act that includes securities to be sold on behalf of the Corporation in an underwritten public offering under the Securities Act. The Corporation may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of the Market Standoff Period. By accepting any Award, the Participant also shall be deemed to have agreed to abide by the Company’s inside information guidelines, including any prohibitions on the sale or transfers of any Shares or other securities of the Company during “blackout periods,” as provided therein. Notwithstanding any other provision of this Plan all Awards shall be immediately forfeited at the option of the Board in the event of the Participant purchasing or selling securities of the Company without written authorization in accordance with the Company’s inside information guidelines then in effect.

Section 15. Withholding Taxes

As a condition to the grant, exercise of, issuance of Stock under, or other settlement of an Award, the Participant will make such arrangements as the Board may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with such grant, exercise, issuance or other settlement.

Section 16. Nontransferability of Awards and Shares

Except as the Board may otherwise determine or provide in an Award Agreement, Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the life of the Participant, shall be exercisable only by the Participant. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees. If necessary to comply with Rule 16b-3 under the Exchange Act, the Participant may not transfer or pledge Shares acquired under an Award until at least six months have elapsed from (but excluding) the date of grant of the Award, unless the Board approves otherwise in advance. Any Shares issued in respect of an Award may be subject to such special forfeiture conditions, rights of repurchase, rights of first refusal and other transfer restrictions as the Board may determine. These restrictions will be set forth in the applicable Award Agreement and will apply in addition to any restrictions that may apply to holders of Shares generally. The Company will be under no obligation to sell or deliver Shares covered by an Award under the Plan unless the Participant executes an agreement giving effect to the restrictions in the form prescribed by the Company.

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Section 17. No Retention Rights

Nothing in the Plan or in any Award granted under the Plan will confer on the Participant any right to continue in Service for any period of time or will interfere with or otherwise restrict in any way the rights of the Company (or any Subsidiary) or of the Participant, which rights are expressly reserved by each, to terminate his or her Service at any time and for any reason.

Section 18. Duration And Amendments

(a) Effectiveness of the Plan. The Plan shall become effective on the Effective Date and continue in effect until the date that is ten (10) years after the Effective Date.

(b) Right to Amend or Terminate the Plan. The Board may amend, suspend or terminate the Plan at any time and for any reason. However, (i) any amendment of the Plan that increases the number of Shares available for issuance under the Plan (except as provided in Section 12), or that materially changes the class of persons who are eligible for the grant of Awards, is subject to the approval of the Company’s shareholders and (ii) no amendment shall be effective unless approved by the shareholders of the Company to the extent shareholder approval is necessary to satisfy the listing requirements of any stock exchange on which the Shares are traded or Applicable Law. The Board, in its sole discretion, may submit any other amendment to the Plan for shareholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Code Section 162(m) and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to certain executive officers.

(c) Right to Amend Awards. The Board at any time, and from time to time, may amend the terms of any one or more Awards; provided, however, that the rights under any Award shall not be impaired by any such amendment without the consent of the Participant.

(d) Effect of Amendment or Termination. No Shares will be issued or sold under the Plan after its termination, except on exercise of an Option granted prior to the termination. No amendment, suspension, or termination of the Plan will, without the consent of the Participant, alter or impair any rights or obligations under any Award previously granted under the Plan.

(e) Compliance with Code Section 409A. It is intended that the Awards granted under the Plan shall be exempt from, or be in compliance with Code Section 409A. In the event any of the Awards issued under the Plan are subject to Code Section 409A it is intended that no payment or entitlement pursuant to this Plan will give rise to any adverse tax consequences to a Participant under Code Section 409A and regulations and other interpretive guidance issued thereunder, including that issued after the date hereof (collectively, “Section 409A”). The Plan shall be interpreted to that end and, consistent with that objective and notwithstanding any provision herein to the contrary, the Company may unilaterally take any action it deems necessary or desirable to amend any provision herein to avoid the application of or excise tax or any other adverse tax consequences under Section 409A. Further, no effect shall be given to any provision herein in a manner that reasonably could be expected to give rise to adverse tax consequences under that provision. Neither the Company nor its current employees, officers, directors, representatives or agents shall have any liability to any current or former Participant with respect to any accelerated taxation, additional taxes, penalties or interest for which any current or former Participant may become liable in the event that any amounts payable under the Plan are determined to violate Section 409A.

Section 19. Applicable Law

The Plan and all Options granted under it will be construed and interpreted in accordance with, and governed by, the laws of the Cayman Islands, other than its laws regarding choice of law.

Section 20. Execution

To record the adoption of the Plan by the Board, the Company has caused its authorized officer to execute it.

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